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                                                                    EXHIBIT 16.1


                        [Ernst & Young LLP Letterhead]


June 10, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 4 included in the Current Report on Form 8-K for which the date of the report is June 5, 2002 of CONSOL Energy Inc. ("CONSOL Energy") to be filed with the Securities and Exchange Commission and are in agreement with the statement in the first paragraph that Ernst & Young LLP was dismissed by CONSOL Energy on June 5, 2002 and the statements contained in the second and third paragraphs on page one therein. We have no basis to agree or disagree with the other statements of CONSOL Energy contained therein.


/s/ Ernst & Young LLP
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Ernst & Young LLP


cc: William J. Lyons
    CONSOL Energy Inc.